EXHIBIT 99.1


October 9, 2007



Board of Directors of Service 1st Bancorp
John O. Brooks, Chairman of the Board
49 W. 10th Street
Tracy, CA  95376

Dear Members of the Board,

I am requesting that you accept this letter as my resignation as Director of Service 1st Bancorp and Service 1st Bank effective October 31, 2007. Immediately following that date I will accept the title of director emeritus and serve accordingly as previously established by Service 1st Bancorp.

It truly has been a pleasure to have served as a Director of Service 1st Bancorp and Service 1st Bank. I have enjoyed being associated with all of you over the past several years, many fond memories.

I wish much success to all of you in the future and of course much success for Service 1st Bancorp and its subsidiaries as well.

Sincerely,



/s/ Al Van Veldhuizen
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Al Van Veldhuizen
Director